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                                                               EXHIBIT (A)(1)(D)

                           OFFER TO PURCHASE FOR CASH
              UP TO 11,298,630 SHARES OF ITS CLASS A COMMON STOCK
                                      AND
               UP TO 5,505,305 SHARES OF ITS CLASS B COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $13.50
                         NOR LESS THAN $12.50 PER SHARE
                                       BY
                                 GARTNER, INC.

         THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 30, 2004, UNLESS
                       GARTNER EXTENDS THE TENDER OFFER.

                                                                   June 22, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Gartner, Inc., a Delaware corporation ("Gartner"), has appointed us to act as the dealer manager in connection with its offer to purchase for cash up to 11,298,630 shares of its Class A Common Stock, par value $.0005 per share (the "Class A Shares"), and up to 5,505,305 shares of its Class B Common Stock, par value $.0005 per share (the "Class B Shares"), including the associated preferred stock purchase rights issued under the Amended and Restated Stockholder Rights Plan dated as of August 31, 2002 with Mellon Investor Services LLC, as successor Rights Agent of Fleet National Bank, as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of June 30, 2003, at a price not greater than $13.50 nor less than $12.50 per share for Class A Shares, net to the seller in cash, without interest, and at a price not greater than $13.50 nor less than $12.50 per share for Class B Shares, net to the seller in cash, without interest. Unless the context otherwise requires, all references to shares refer to Class A Shares and Class B Shares. The terms and conditions of the tender offer are set forth in Gartner's Offer to Purchase, dated June 22, 2004 and the related letters of transmittal, which together (and as each may be amended and supplemented from time to time) constitute the tender offer. Unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

     Gartner will, upon the terms and subject to the conditions of the tender offer, determine (a) a single per share price, not greater than $13.50 nor less than $12.50 per share (the "purchase price for Class A Shares"), that it will pay for Class A Shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, taking into account the total number of Class A Shares so tendered and the prices specified by the tendering stockholders, and
(b) a single per share price, not greater than $13.50 nor less than $12.50 per share (the "purchase price for Class B Shares") that it will pay for Class B Shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, taking into account the total number of Class B Shares so tendered and the prices specified by the tendering stockholders. Gartner will select the lowest purchase price for Class A Shares that will allow it to purchase 11,298,630 Class A Shares and select the lowest purchase price for Class B Shares that will allow it to purchase 5,505,305 Class B Shares, or, in each case, such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $13.50 nor less than $12.50 per share in each case, under the tender offer. Gartner will purchase at the applicable purchase price all shares properly tendered before the expiration date (as specified in the Offer to Purchase) at prices at or below the applicable purchase price and not validly withdrawn, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the "odd lot," proration and conditional tender provisions thereof. See Section 1 of the Offer to Purchase. Shares tendered at prices in excess of the applicable purchase price and shares that Gartner does not accept for purchase because of proration or conditional tenders will be returned at Gartner's expense to the stockholders who tendered such shares, as promptly as practicable after the expiration date. Gartner expressly reserves
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the right, in its sole discretion, to purchase more than 11,298,630 Class A
Shares and/or 5,505,305 Class B Shares in the tender offer, subject to applicable law.

     If, at the expiration date, more than 11,298,630 Class A Shares and/or 5,505,305 Class B Shares (or, in each case, such greater number of shares as Gartner may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, Gartner will buy shares:

     - first, from all holders of "odd lots" (holders of less than 100 Class A Shares or Class B Shares) who properly tender all their shares at or below the applicable purchase price selected by Gartner with respect to such shares and do not properly withdraw them before the expiration date; provided, however, that if Gartner's repurchase of "odd lots" would result in either class of shares being held of record by less than 300 persons, then Gartner will not give priority to repurchases to holders of "odd lots" of such class and such holders will treated for purposes of the tender offer as if they were not holders of "odd lots";

     - second, on a pro rata basis from all other holders of Class A Shares and/or Class B Shares, as the case may be, who properly tender shares at or below the applicable purchase price selected by Gartner, other than stockholders who tender subject to the condition that Gartner must purchase a specified minimum number of the stockholder's shares if Gartner purchases any shares tendered and for which this condition is not satisfied; and

     - third, only if necessary to permit us to purchase 11,298,630 Class A Shares and 5,505,305 Class B Shares (or, in each case, such greater number of shares as Gartner may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the applicable purchase price subject to the condition that a specified minimum number of the holder's shares of the applicable class be purchased if any of the holder's shares of such class are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares of the applicable class.

     THE TENDER OFFER IS CONDITIONED ON AT LEAST 1,680,394 SHARES BEING TENDERED. THE TENDER OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated June 22, 2004;

          2. Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients' instructions with regard to the tender offer;

          3. Letter of Transmittal Class A Common Stock and Letter of Transmittal Class B Common Stock for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

          4. Notice of Guaranteed Delivery for Class A Common Stock and Notice of Guaranteed Delivery for Class B Common Stock to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date; and

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 30, 2004, UNLESS GARTNER EXTENDS THE TENDER OFFER.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager and the information agent, as described in the Offer to Purchase. Gartner will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. Gartner will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the tender

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offer, except as otherwise provided in the Offer to Purchase and related Letters of Transmittal (see Instruction 9 of the Letters of Transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of Gartner, the depositary, or the information agent for purposes of the tender offer.

     For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an "agent's message" (as defined in the offer to purchase and the letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the Offer to Purchase and related Letters of Transmittal.

     Stockholders (a) whose share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     NEITHER GARTNER NOR ITS BOARD OF DIRECTORS NOR WE MAKE ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH TO TENDER. HOLDERS OF SHARES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MAY SHARES TO TENDER AND AT WHICH PRICES.

     Please address any inquiries you may have with respect to the tender offer to the dealer manager, Goldman, Sachs & Co., or to the information agent, Georgeson Shareholder Communications Inc., at our and their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     You may obtain additional copies of the enclosed material from Georgeson Shareholder Communications Inc. by calling them at: (212) 440-9800.

     Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase and the related Letters of Transmittal.

                                         Very truly yours,

                                         Goldman, Sachs & Co.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF GARTNER, THE DEALER MANAGER, THE INFORMATION AGENT, OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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